Exhibit 10.4

Jesse Swartwood SEVERANCE AGREEMENT
SEVERANCE AGREEMENT

This Severance Agreement is entered into this 7th day of February, 2018, by and among Westell
Technologies, Inc., a Delaware corporation and Westell, Inc., an Illinois corporation
(collectively, "the Company") and Jesse Swartwood ("Executive").

RECITALS

A.	The Company desires to continue to retain Executive and recognizes the valuable services the Executive has rendered and is expected to render in the future, and desires assurance the Executive will provide his active participation in the business of the
Company; and

B.	The Executive wishes to continue to serve the Company but desires the assurances and benefits provided by this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Company and the Executive hereby agree as follows:

1.	Termination by Company with Severance Pay and Severance Benefits.
If the Company in the future terminates Executive's employment without Cause or reason, by delivery to Executive of a termination notice. Upon a termination of employment by the
Company without Cause, Executive shall be entitled to Severance Pay and Severance Benefits upon execution (within 30 days from the date of such termination) and effectiveness of a general release of the Company and its affiliates generally in the form attached as Exhibit A hereto (to be updated by the Company to reflect the then particular circumstances and any legal requirements)
and the expiration of any revocation period thereunder without revocation.

Such Severance Pay and Severance Benefits are in lieu of and not in addition to any post termination payments or benefits to which Executive may otherwise be entitled in accordance with Company policy, practice or any other agreement.

2.	Termination without Severance Pay or Severance Benefits. The Company may at any
time terminate the Executive for Cause, effective upon delivery to the Executive of a termination notice. Executive shall not be entitled to Severance Pay or Severance Benefits if the Executive
dies, becomes disabled such that she is unable to perform substantially all of his duties
(notwithstanding the provision of any reasonable accommodation) for one hundred twenty (120)
days during any period of 365 consecutive calendar days, resigns his position, or is terminated by the Company for Cause at any time.

3.	Forfeiture of Severance Pay and Severance Benefits. If Executive shall breach (other than an immaterial and inadvertent breach) any obligation of confidentiality, nondisclosure or nonsolicitation under this or any other written agreement in effect between Executive and the
Company or its affiliates, then in addition to any rights the Company has under those agreements to enjoin action and recover damages, the Company shall be released from any further obligation to pay Severance Pay or provide Severance Benefits to the Executive.

4.	No Obligation to Seek Further Employment. Executive shall not be required to seek other employment, nor shall the amount of any Severance Payment provided hereunder be reduced by any compensation earned by the Executive by virtue of other employment after the date of termination of Executive's employment with the Company.

5.	Effect on Other Contractual Rights. The provisions of this Agreement, and any payment provided hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive's existing rights to COBRA benefits or vested benefits under retirement plans of the Company, but except for contractual rights under issued and outstanding stock options owned by the Executive, are provided in lieu of any other termination benefits or severance payment obligations under any policy or practice of the Company now or hereafter in effect.

6.	Confidential Information. Executive acknowledges that the information, observations and data obtained by him during the course of his employment by the Company concerning the affairs of the Company and its affiliates (the "Company Information") are confidential and are the property of the Company or its affiliates. Executive hereby agrees that she shall not disclose to any unauthorized person or use for his own account or for the account of any third party any
Company Information without the Company's written consent, unless and then only to the extent it becomes generally known to and available for use by the public other than as a result of
Executive's acts or failure to act. Executive shall use his best efforts to prevent the unauthorized misuse, espionage, loss or theft of the Company Information. Executive further agrees to deliver to the Company at the termination of his employment, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to Company that Executive may then possess or have under his control.

7.	No Solicitation. Whether or not Executive is entitled to Severance Pay or Severance
Benefits, Executive shall not, for one year following termination: (a) induce or attempt to induce any person who is employed by the Company or one of its direct or indirect subsidiaries in any capacity to leave such person's position, or in any way interfere with the relationship between the
Company or one of its direct or indirect subsidiaries and such person, or (b) hire directly or through another entity, in any capacity, any person who was employed by the Company or one of its direct or indirect subsidiaries within 12 months prior to termination of Executive's employment, unless and until such person has been separated from employment with the Company or one of its direct or indirect subsidiaries for at least six months.

8.	Definitions:

"Severance Pay"	means an amount equal to six months base salary at the base
salary rate in effect for Executive as of the effective date of the termination, payable in regular installments at the time salary would have been payable (with each payment being treated as a separate payment)

"Severance Benefits"	means continued benefits under COBRA for Executive and those of his dependents who were covered dependents as of the effective date of the termination, which the Company shall continue to pay for the Company portion of the required premium or contribution during the period in which the Executive is receiving severance payments from the Company in the amount which the Company
was remitting on behalf of the Executive prior to his termination.
The Executive shall be required to continue to pay that portion of any premiums or contributions that the Executive was remitting prior to his termination to maintain such benefit (subject to any increases imposed by the benefit plan).

"Cause"	means (i) theft, dishonesty, fraudulent misconduct, unauthorized disclosure of trade secrets, gross dereliction of duty or other grave misconduct on the part of the Executive that is substantially injurious to the Company or one of its direct or indirect
subsidiaries; (ii) the Executive's willful act or omission that she knew would have the effect of materially injuring the reputation, business or prospects of the Company or one of its direct or indirect subsidiaries; (iii) the failure by Executive to comply with a particular directive or request from the Board of the Company or one of its direct or indirect subsidiaries, regarding a matter material to the Company or one of its direct or indirect subsidiaries, and the failure thereafter by Executive to reasonably address and remedy such noncompliance within thirty (30) days (or such shorter period as shall be reasonable or necessary under the circumstances)
following Executive's receipt of written notice from such Board confirming Executive's noncompliance; (iv) the taking of an action by Executive regarding a matter material to the Company or one of its direct or indirect subsidiaries, which action Executive knew at the time the action was taken to be specifically contrary to a particular directive or request from the Board of the Company or one of its direct or indirect subsidiaries; (v) the failure by
Executive to comply with the written policies of the Company or one of its direct or indirect subsidiaries, regarding a matter material to the Company, or such subsidiary, including expenditure
authority, and the failure thereafter by Executive to reasonably address and remedy such noncompliance within thirty (30) days
(or such shorter period as shall be reasonable or necessary under the circumstances) following Executive's receipt of written notice from such Board confirming Executive's noncompliance, but such opportunity to cure shall not apply if the failure is not curable; (vi)
Executive's engaging in willful, reckless or grossly negligent conduct or misconduct which, in the good faith determination of the Board of the Company or one of its direct or indirect
subsidiaries, is materially injurious to the Company or one or more of its direct or indirect subsidiaries, monetarily or otherwise; (vii)
the aiding or abetting a competitor or other breach by the
Executive of his fiduciary duties to the Company or one of its direct or indirect subsidiaries for which she serves as officer or director; (viii) a material breach by Executive of his obligations of confidentiality or nondisclosure or (if applicable) any breach of
Executive's obligations of nonsolicitation under this Agreement;
(ix) the use or knowing possession by Executive of illegal drugs on the premises of the Company or one of its direct or indirect subsidiaries; (x) Executive is convicted of, or pleads guilty or no contest to, a felony or a crime involving moral turpitude; or (xi) the
Executive's consent to an order of the Securities and Exchange
Commission for the Executive's violation of the federal securities laws.

9.	Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested and postage prepaid, addressed, in the case of Executive, to his latest address in the Company records, and in the case of the Company, to the Company's principal office, provided that all notice to the
Company shall be directed to the attention of the Board of Directors with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

10.	Waiver, Amendment and Integration. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement sets forth the complete agreement of the Company with regard to any post termination payment and benefits.

11.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, excluding conflicts of law principles.

12.	No Employment Contract. Nothing in this Agreement shall be deemed to constitute a contract or guaranty of employment or alter the at-will status of Executive's employment.

13.	Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.	Tax Effect. All payments and benefits provided hereunder shall be provided net of applicable withholding.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective
Date.

Westell Technologies, Inc..
By: Kirk R. Brannock:

/s/ Kirk R. Brannock
____________________
Title: Chief Executive Officer

Westell, Inc.
By: Kirk R. Brannock:

/s/ Kirk R. Brannock
__________________
Title: Chief Executive Officer

Jesse Swartwood:

/s/ Jesse Swartwood
_________________________
Jesse Swartwood

Exhibit A

SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (“Agreement”) is entered into between Westell,
Inc. and its affiliates (“Employer”) and (“Employee”). In consideration for the mutual promises set forth below, Employer and Employee agree as follows.

1.Employee’s employment with Employer will terminate ____________
("Separation Date"). All employee benefits, plans, programs and fringe benefits cease as of the
Separation Date unless otherwise noted herein.

2.Employer agrees to:

a.	Pay Employee severance pay in the amount of $ less required
withholdings. The severance will be paid on regularly scheduled pay days following the Effective Date of this Agreement, provided that Employee signs this Agreement and does not revoke it.

b.Pay earned but unused PTO.

c.	Continue current levels of medical, dental and vision coverage at the employee rate for the lesser of six months after the termination of the standard employer sponsored coverage or until you become eligible for coverage by a health plan of any subsequent employer. Employee will be receiving under separate cover information regarding their rights under
COBRA.

3.In exchange for the promises and agreements contained herein and the payments described in Paragraph 2a and 2c above, Employee on behalf of himself, his heirs, executors, administrators, and assigns, hereby irrevocably and unconditionally releases, holds harmless and discharges, to the fullest extent permitted by law, Employer and all of its affiliated or related entities (including but not limited to Westell Technologies, Inc.) (“Employer Group”), their successors, assigns, officers, directors, agents, and employees (together with Employer Group,
“Released Parties”) from all claims, charges, complaints, grievances, liabilities, obligations, promises, damages, actions, causes of action, suits, rights, demands, costs, losses and expenses of any nature whatsoever, whether known or unknown, suspected or unsuspected, vested or contingent, concealed or hidden, which Employee ever had, may have or ever will have relating to Released Parties, by reason of any and all acts, omissions, events, transactions, circumstances or facts existing or occurring up to the date hereof. This release includes but is not limited to: 1)
all liabilities for the payment of earnings; commissions; bonuses; severance pay; salary; accruals under any vacation, sick leave, holiday, or employee benefit plans; 2) any charges, lawsuits or claims of retaliation or discrimination on account of age, race, color, sex, sexual orientation, marital status, disability, national origin, citizenship and religion, brought under any federal, state, or local law, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights
Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, the Worker
Adjustment Retraining and Notification Act, the Family and Medical Leave Act of 1993, the
National Labor Relations Act, the Equal Pay Act, the Employee Retirement Income Security Act,
the Fair Labor Standards Act, the Illinois Wage Payment and Collection Act, or any similar state wage and hour law, the Illinois Human Right Act, or any other state anti-discrimination law; and
3) any tort, contract, and quasi-contract or other common law claims. This general release shall not apply to Employee’s rights under this Agreement, nor shall it in any way affect his right to enforce the terms of the Agreement or to obtain appropriate relief in the event of any breach of this Agreement. Also excluded from this release are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Employee does, however, waive Employee’s right to reinstatement or any monetary recovery should any agency (such as the Equal Employment Opportunity Commission)
pursue any claims on Employee’s behalf.

4.Employee represents that he has not filed any charges, suits, claims or complaints against Released Parties referred to above, and Employee agrees, to the fullest extent permitted by law, that he will not do so at any time in the future with respect to any claim which arose prior to the date of this Agreement. This release forever bars all suits which arose or might arise in the future from any occurrences arising prior to the date of this Agreement and authorizes any court to dismiss any claim filed by the Employee with prejudice. Employee understands that if he takes any legal action against Released Parties, Employee must, as a condition precedent to such action, repay the severance pay provided for in this Agreement. However, Employee shall not be required to repay the severance pay if the action is to challenge the waiver of his claims under the Age
Discrimination in Employment Act.

5.The following provisions apply to and are made a part of this Separation Agreement and Release:

a.	Employee does not release or waive any right or claim which he may have which arises after the date of this Agreement.

b.	In exchange for this release, Employee acknowledges that he has received separate consideration beyond that which Employee is otherwise entitled to under Employer policy or applicable law, including without limitation the severance pay.

c.	Employer expressly advises Employee to consult with an attorney of
Employee’s choosing prior to executing this Agreement which contains a general release of all claims.

d.	Employee has forty-five (45) days from the date of receipt to sign this
Agreement and return it to Sharon Hintz at the address below. In the event
Employee signs this Agreement, Employee has a further period of seven (7)
days in which to revoke this Agreement. This Agreement is not effective until the end of the revocation period (“Effective Date”). Any revocation must be communicated in writing, by personal delivery or first class mail to:

Sharon Hintz
Westell, Inc.
750 N. Commons Drive
Aurora, Illinois 60504

Any revocation must be received by Sharon Hintz, in writing, on or before the 7th day after Employee signs this Agreement.

e.	Within seven days of executing this agreement, Employee agrees to return to Employer all Employer property, including but not limited to files, records, computer hardware and software, credit cards, keys, card key passes, all other property or information provided by Employer Group to
Employee. Employee agrees to retain no copies of Employer Group documents.

f.	At or before the time Employee was given a copy of this agreement, he received a copy of the information sheets attached hereto as Schedule A, containing the ages and job classifications of all Westell employees who will be terminated and offered a severance plan due to the Company’s reduction in force and Schedule B, containing the ages and job classifications of all Westell employees who will not be terminated or offered a severance package due to the Company’s reduction in force.

6.The parties recognize that disclosure of the terms of this Agreement to non-parties would cause the Employer serious damage. Employee agrees not to disclose the terms of this
Agreement to anyone other than his spouse, his attorneys and his financial advisors, except when required by law or valid subpoena. Aside from the noted exceptions, Employee further agrees to advise his spouse, his attorneys and his financial advisors as to the terms of this paragraph, to instruct his spouse, his attorneys and his financial advisors not to disclose the terms and existence of this Agreement to anyone else and to be responsible for any violation by any person to whom he has disclosed any portion of the Agreement.

7.Employee agrees that any and all information obtained by or disclosed to him at any time during his employment with the Employer which is not generally known to the public is strictly confidential and/or proprietary to the Employer Group and Employee shall not make use of this information for his own purposes or for the benefit of anyone other than the Employer
Group and he shall not disclose this information to any person or organization.

8.Employee agrees not to disparage the Released Parties utilizing any medium to include printed materials, internet services, verbal comments or any action that is construed by the
Employer as demeaning, mischievous, or capable of negative impact on its reputation and goodwill value. Employee understands that engagement in such activity will require that the Employee must repay the severance provided in this Agreement. Moreover, any actions of this nature may subject Employee to appropriate legal remedy and recovery of damages.

9.In exchange for the promises and agreements contained herein and the payments described in Paragraph 2a and 2c above, for a period of twelve months following the separation of employment, Employee agrees that he will not, directly or indirectly, on his own behalf or on behalf of any other party, employ, solicit for employment, attempt to solicit for employment, or encourage or otherwise cause to leave their employment at Employer Group, any person who is or was during the six-month period prior to such employment, solicitation or encouragement an employee of the Employer Group.

10.In exchange for the promises and agreements contained herein and the payments described in Paragraph 2a and 2c above, for a period of twelve months following the separation of employment, Employee agrees that he will not, directly or indirectly, influence, solicit or attempt to influence or solicit any customer of the Employer Group with whom he had contact during his last two years of employment with Employer, to cease doing business with the Employer
Group or to divert their business away from Employer Group or to a business competitive with the business of Employer Group.

11.In exchange for the promises and agreements contained herein and the payments described in Paragraph 2a and 2c above, for a period of twelve months following the separation of employment, Employee shall not, anywhere in North America, Europe, or any other market the
Employer Group serves, directly or indirectly engage, control, advise, manage, or become interested in (as owner, stockholder, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any business competitive with the business of Employer Group.

12.In the event Employee breaches the provisions of paragraphs 5e, 6, 7, 8, 9, 10 or 11 of this Agreement, the Employer preserves all remedies which it may have at law or in equity, including without limitation injunctive relief, and reserves the right to demand repayment of all financial and other benefits to be provided pursuant to this Agreement, along with attorneys’ fees where permitted by law.

13.Employee agrees to reasonably cooperate with the Employer in any internal investigation or administrative, regulatory, or judicial proceeding. Employee understands and agrees that his cooperation may include, but not be limited to, making himself available to the
Employer upon reasonable notice for interviews and factual investigations; appearing at
Employer's request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Employer pertinent information; and turning over to the Employer all relevant documents which are or may come into his possession all at times and on schedules that are reasonably consistent with his other permitted activities and commitments. Employee understands that in the event the Employer asks for his cooperation in accordance with this provision, the Employer will reimburse him solely for reasonable travel expenses, including lodging and meals, upon his submission of receipts.

14.It is understood that this Agreement does not constitute an admission by the
Employer of any violation of any federal, state or municipal statutory or common law. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of wrongdoing by the Employer. Further, the Employer specifically denies any wrongdoing and disclaims any liability to or wrongful acts against Employee or any other person, on the part of the Employer, its affiliates, parents and subsidiaries, and their respective past, present and future employees, owners, directors, trustees, shareholders, distributees, agents, partners, attorneys and/or representatives.

15.This Agreement shall be interpreted, construed and enforced under the laws of the
State of Illinois and any disputes hereunder litigated in an Illinois court of competent jurisdiction.

16.In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by a governmental authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability, to the maximum extent permissible by law, by or before that authority, of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted; provided, however, that in the event that paragraphs 9, 10, or 11 of this Agreement are determined by such authority to be unenforceable because of unreasonable geographic scope, duration or otherwise, such authority may nevertheless enforce those paragraphs as to a reduced geographic scope, duration, or other limitation deemed reasonable by such authority.

17.Employee acknowledges that he has carefully read and fully understands all of the provisions of this Agreement, and he is knowingly, voluntarily, and willfully entering into this
Agreement.

18.Employee acknowledges that in executing this Agreement, he has not relied upon any representation by Employer or its agents not set forth in this Agreement and that he has not been subjected to any duress, coercion, fraud, overreaching or exploitation.

19.Employee acknowledges that he received this Agreement on or before ________.

20.This Agreement sets forth the entire agreement between the parties and supersedes any prior agreements and understandings, written or oral.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE
OF ALL KNOWN AND UNKNOWN CLAIMS.

Westell, Inc.

____________________________________            By:    _____________________________
Tom Minichiello

____________________________________                ___________________________________
Date                                    Date

____________________________________
Witness Signature

____________________________________
Witness Name (please print)

____________________________________
(Street Address)

____________________________________
(City, State, Zip Code)